Exhibit 99.2
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following unaudited pro forma condensed combined financial information and notes thereto have been prepared in accordance with Article 11 of Regulation S-X in order to give effect to the merger and related transaction accounting adjustments (pro forma adjustments) described in the accompanying notes.
On February 1, 2026, Huntington Bancshares Incorporation (“Huntington”) completed the acquisition of Cadence Bank (“Cadence”) pursuant to an Agreement and Plan of Merger dated October 26, 2025 (the “Merger Agreement”) between The Huntington National Bank (“Huntington Bank”), Huntington’s wholly owned subsidiary bank, and Cadence, a regional bank headquartered in Houston, Texas and Tupelo, Mississippi, whereby Cadence merged with and into Huntington Bank, with Huntington Bank as the surviving bank. Under the terms of the Merger Agreement, Huntington issued 2.475 shares for each outstanding share of Cadence in a 100% stock transaction. Holders of Cadence common stock received cash in lieu of fractional shares. In addition, each outstanding share of 5.50% Series A Non-Cumulative Perpetual Preferred Stock of Cadence (“Cadence preferred stock”) was converted into the right to receive 1/1000 of a share of a newly created series of preferred stock of Huntington having terms that are not materially less favorable than the Cadence preferred stock.
The accompanying unaudited pro forma condensed combined balance sheet as of December 31, 2025 combines the historical consolidated balance sheets of Huntington and Cadence, giving effect to the merger as if it had been completed on December 31, 2025. The accompanying unaudited pro forma condensed combined income statement for the year ended December 31, 2025 combine the historical consolidated income statements of Huntington and Cadence, giving effect to the merger as if it had been completed on January 1, 2025.
The historical consolidated financial statements of Huntington and Cadence have been adjusted in the accompanying unaudited pro forma condensed combined financial information to give effect to the pro forma events that are necessary to account for the merger in accordance with U.S. GAAP. The unaudited pro forma adjustments are based on information and certain assumptions that Huntington believes are reasonable. The following unaudited pro forma condensed combined financial information does not reflect the costs of any integration activities or benefits that may result from the realization of future cost savings from operating efficiencies. Certain reclassifications have also been made to align Cadence’s historical financial statement presentation to Huntington’s.
The following unaudited pro forma condensed combined financial information and related accompanying notes should be read in conjunction with (i) the separate historical audited consolidated financial statements of Huntington as of and for the year ended December 31, 2025, and the related notes, included in Huntington’s Annual Report on Form 10-K for the period ended December 31, 2025, filed with the U.S. Securities and Exchange Commission on February 13, 2026, and (ii) the separate historical audited consolidated financial statements of Cadence as of and for the year ended December 31, 2025, and the related notes, included as Exhibit 99.1.
The unaudited pro forma condensed combined financial information is provided for illustrative information purposes only. The unaudited pro forma condensed combined financial information is not necessarily, and should not be assumed to be, an indication of the actual results that would have been achieved had the merger been completed as of the dates indicated or that may be achieved in the future.
The merger is being accounted for as a business combination using the acquisition method, with Huntington as the accounting acquirer in accordance with Accounting Standards Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”). Under this method of accounting, the aggregate purchase consideration will be allocated to Cadence’s assets acquired and liabilities assumed based upon their estimated fair values at the date of completion of the merger. The process of valuing the net assets of Cadence immediately prior to the merger, as well as evaluating accounting policies for conformity, is preliminary. Any differences between the estimated fair value of the purchase consideration and the estimated fair value of the assets acquired and liabilities assumed will be recorded as goodwill.

The unaudited pro forma condensed combined financial information also does not consider any potential effects of changes in market conditions on revenues, expense efficiencies, severance and retention expenses, asset dispositions, and share repurchases, among other factors. In addition, as explained in more detail in the accompanying notes, the preliminary allocation of the pro forma purchase price reflected in the unaudited pro forma condensed combined financial information is subject to adjustment and may vary significantly from the actual purchase price allocation that will be recorded upon finalization of estimated fair values of the assets and liabilities acquired.
As of the date of this unaudited pro forma condensed combined financial information, Huntington is in the process of completing its initial valuation analysis and calculations necessary to arrive at the required estimates of the fair market value of the Cadence assets to be acquired or liabilities to be assumed. Accordingly, certain assets and liabilities of Cadence should be treated as preliminary values. Final adjustments may differ from the amounts reflected in the unaudited pro forma condensed combined financial information, and the differences may be material.
Further, Huntington is also in the process of identifying all adjustments necessary to conform Cadence’s accounting policies to Huntington’s accounting policies. As more information becomes available, Huntington will perform a more detailed review of Cadence’s accounting policies. As a result of that review, differences could be identified between the accounting policies of the two companies that, when conformed, could have a material impact on the combined company’s financial information.
As a result of the foregoing, the pro forma adjustments are preliminary and are subject to change as additional information becomes available and as additional analysis is performed. The preliminary pro forma adjustments have been made solely for the purpose of providing the unaudited pro forma condensed combined financial information.
Fair value estimates related to the assets and liabilities from Cadence are subject to adjustment for up to one year after the closing date of the acquisition as additional information becomes available. Any changes in the fair values of the net assets or total purchase consideration as compared with the information shown in the unaudited pro forma condensed combined financial information may change the amount of the total purchase consideration allocated to goodwill and other assets and liabilities and may impact the combined company’s statement of income. The final purchase consideration allocation may be materially different than the preliminary purchase consideration allocation presented in the unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of December 31, 2025

			Transaction Accounting Adjustments			Pro forma
	Historical	Historical	Reclassifications	Pro forma		Condensed
(dollars in millions)	Huntington	Cadence	Note 2	Adjustments	Note 4	Combined
Assets
Cash and due from banks	$1,783	$779	$—	$(103)	A	$2,459
Interest-earning deposits with banks and Federal funds sold	12,295	1,436	—	—		13,731
Trading account securities	63	—	—	—		63
Available-for-sale securities	26,132	9,117	—	—		35,249
Held- to-maturity securities	15,258	—	—	—		15,258
Other securities	994	—	267	(15)	B	1,246
Loans held for sale	1,415	267	—	—		1,682
Loans and Leases	149,642	37,246	—	(552)	C	186,336
Allowance for loan and lease losses	(2,537)	(495)	—	(72)	D	(3,104)
Net loans and leases	147,105	36,751	—	(624)		183,232
Bank-owned life insurance	2,902	770	—	—		3,672
Accrued income and other receivables	2,621	—	299	—		2,920
Premises and equipment	1,321	847	(242)	85	E	2,011
Goodwill	5,997	1,514	—	1,968	F	9,479
Servicing rights and other intangible assets	752	142	120	742	G	1,756
Other assets	6,468	1,906	(444)	(4)	H	7,926
Total Assets	$225,106	$53,529	$—	$2,049		$280,684

Liabilities and Shareholders' Equity
Liabilities
Deposits:
Demand deposits - noninterest-bearing	$32,205	$9,430	$—	$—		$41,635
Interest-bearing	144,405	34,709	—	14	I	179,128
Total deposits	176,610	44,139	—	14		220,763
Short-term borrowings	1,261	1,250	—	3	J	2,514
Long-term debt	17,221	941	—	4	J	18,166
Other liabilities	5,635	955	—	16	K	6,606
Total Liabilities	200,727	47,285	—	37		248,049

Shareholders’ Equity
Preferred stock	2,731	167	—	(17)	L	2,881
Common stock	16	466	—	(462)	L	20
Capital surplus	17,244	2,815	—	5,366	L	25,425
Less treasury shares, at cost	(92)	—	—	—		(92)
Accumulated other comprehensive income (loss)	(1,908)	(428)	—	428	L	(1,908)
Retained earnings	6,351	3,224	—	(3,303)	L	6,272
Total Shareholders’ Equity	24,342	6,244	—	2,012		32,598
Non-controlling interest	37	—	—	—		37
Total Equity	24,379	6,244	—	2,012		32,635
Total Liabilities and Equity	$225,106	$53,529	$—	$2,049		$280,684

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Information

UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENT
For the Year Ended December 31, 2025

			Transaction Accounting Adjustments			Pro forma
	Historical	Historical	Reclassifications	Pro forma		Condensed
(dollars in millions, except per share data)	Huntington	Cadence	Note 2	Adjustments	Note 5	Combined
Interest and fee income:
Loans and leases	$8,092	$2,258	$—	$102	A	$10,452
Investment securities	1,625	303	—	—		1,928
Other	593	65	10	—		668
Total interest income	10,310	2,626	10	102		13,048
Interest expense:
Deposits	3,282	952	—	(14)	B	4,220
Short-term borrowings	50	44	—	(3)	C	91
Long-term debt	987	38	—	(4)	C	1,021
Total interest expense	4,319	1,034	—	(21)		5,332
Net interest income	5,991	1,592	10	123		7,716
Provision for credit losses	463	111	—	—		574
Net interest income after provision for credit losses	5,528	1,481	10	123		7,142
Noninterest income:
Payments and cash management revenue	664	52	—	—		716
Wealth and asset management revenue	409	98	—	—		507
Customer deposit and loan fees	390	74	40	—		504
Capital markets and advisory fees	346	—	2	—		348
Mortgage banking income	141	26	—	—		167
Leasing revenue	66	—	—	—		66
Insurance income	81	—	—	—		81
Net gains (losses) on sales of securities	(58)	4	—	—		(54)
Other noninterest income	136	125	(52)	—		209
Total noninterest income	2,175	379	(10)	—		2,544
Noninterest expense:
Personnel costs	2,995	669	(9)	38	D	3,693
Outside data processing and other services	772	128	(41)	—		859
Equipment	268	120	(33)	—		355
Net occupancy	232	—	81	3	E	316
Marketing	127	—	19	—		146
Deposit and other insurance expense	65	34	9	—		108
Professional services	155	—	54	65	D	274
Amortization of intangibles	46	23	—	132	F	201
Lease financing equipment depreciation	13	—	—	—		13
Merger-related expenses	—	28	(28)	—		—
Other noninterest expense	342	162	(52)	—		452
Total noninterest expense	5,015	1,164	—	238		6,417
Income before income taxes	2,688	696	—	(115)		3,269
Provision for income taxes	459	151	—	(27)	G	583
Income after income taxes	2,229	545	—	(88)		2,686
Income attributable to non-controlling interest	18	—	—	—		18
Net income	2,211	545	—	(88)		2,668
Dividends on preferred shares	124	12	—	—		136
Net income applicable to common shares	$2,087	$533	$—	$(88)		$2,532

Basic earnings per common share	$1.41	$2.87				$1.31
Diluted earnings per common share	$1.39	$2.83				$1.28
Weighted average common shares (in thousands)	1,478,945	185,461		273,555	H	1,937,961
Diluted average common shares (in thousands)	1,504,836	188,091		277,434	H	1,970,361

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Information

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1. Basis of Presentation
The accompanying unaudited pro forma condensed combined financial information and related notes were prepared in accordance with Article 11 of Regulation S-X. As discussed in Note 2, certain reclassifications were made to align Cadence’s historical financial statement presentation with that of Huntington’s. The accounting policies of Cadence are in the process of being reviewed in detail. Upon completion of such review, additional conforming adjustments or financial statement reclassification may be necessary.
The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting, in accordance with ASC 805, with Huntington as the accounting acquirer, using the fair value concepts defined in ASC Topic 820, Fair Value Measurement, and based on historical financial statements. Under ASC 805, assets acquired and liabilities assumed in a business combination are generally recognized and measured at their fair values as of the acquisition date, while transaction costs associated with the business combination are expensed as incurred. The excess of purchase consideration over the estimated fair value assets acquired and liabilities assumed, if any, is allocated to goodwill.
The allocation of the aggregate purchase consideration depends upon certain estimates and assumptions, all of which are preliminary. As of the date of this unaudited pro forma condensed combined financial information, Huntington is in the process of completing its initial valuation analysis and calculations necessary to arrive at the required estimates of the fair market value of the Cadence assets to be acquired or liabilities to be assumed. Accordingly, the value of certain Cadence assets and liabilities should be treated as preliminary. The allocation of the aggregate purchase consideration has been made for the purpose of developing the unaudited pro forma condensed combined financial information. The final determination of the fair values of the Cadence assets acquired and liabilities assumed could differ materially from the preliminary aggregate purchase consideration allocation.
The accompanying unaudited pro forma condensed combined balance sheet as of December 31, 2025 combines the historical consolidated balance sheets of Huntington and Cadence, giving effect to the merger as if it had been completed on December 31, 2025. The unaudited pro forma condensed combined income statement for the year ended December 31, 2025 combine the historical consolidated income statements of Huntington and Cadence, giving effect to the merger as if it had been completed on January 1, 2025.
The unaudited pro forma condensed combined financial information does not reflect any anticipated synergies, operating efficiencies, or cost savings that may result from the merger, nor any acquisition and integration costs that may be incurred. The pro forma adjustments represent management’s best estimates and are based upon currently available information and certain assumptions that Huntington believes are reasonable under the circumstances.
Note 2. Reclassification Adjustments
During the preparation of the unaudited pro forma condensed combined financial information, Huntington management performed a preliminary analysis of Cadence’s financial information to identify differences in accounting policies and differences in balance sheet and income statement presentation as compared to the presentation of Huntington. At the time of preparing the unaudited pro forma condensed combined financial information, Huntington had not identified all adjustments necessary to conform Cadence’s accounting policies to Huntington’s accounting policies. Huntington had also not identified all adjustments necessary to conform Cadence’s financial statement presentation with that of Huntington’s. The adjustments represent Huntington’s best estimates based upon the information currently available to Huntington and could be materially different from the amounts set forth in the unaudited pro forma condensed combined financial information once more detailed information is available.

Note 3. Preliminary Purchase Price Allocation
Estimated preliminary purchase consideration
The merger provided for Cadence common shareholders to receive 2.475 shares of Huntington common stock (the “Exchange Ratio”) for each share of Cadence common stock held immediately prior to closing of the merger. The value of the purchase price consideration paid by Huntington in shares of common stock upon the consummation of the merger was determined based on the closing price of Huntington common stock and the number of issued and outstanding shares of Cadence common stock as of the closing date.
The following table summarizes the determination of the preliminary estimated purchase price consideration based on the price per share of Huntington common stock as of January 30, 2026, the last trading date prior to the closing date.

(dollars in millions, except per share data, shares in thousands)	January 30, 2026
Shares of Cadence (a)	186,484
Exchange ratio	2.475
Huntington shares to be issued	461,548
Price per share of Huntington common stock (b)	$17.48
Fair value of common stock issued	$8,068
Fair value of converted equity based awards	117
Fair value of preferred stock issued	150
Fair value of preliminary purchase price consideration	$8,335
a.As of January 30, 2026.
b.Based on the closing price of Huntington common stock on January 30, 2026.
Preliminary purchase consideration allocation
The preliminary allocation of the purchase price to the assets acquired and liabilities assumed was based upon preliminary estimates of fair value. The final determination of the estimated fair values, the assets’ useful lives, and the amortization methods are dependent upon certain valuations and other analyses that are in the process of being completed. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information. The unaudited pro forma adjustments are based upon available information and certain assumptions that Huntington believes are reasonable under the circumstances. The purchase price adjustments relating to the unaudited pro forma condensed combined financial information are preliminary and subject to change as additional information becomes available and as additional analyses are performed.

The following table summarizes the allocation of the preliminary purchase consideration to the fair value of the identifiable tangible and intangible assets acquired and liabilities assumed of Cadence as if the merger had been completed on December 31, 2025, with the excess recorded to goodwill.

(dollars in millions)
Cadence Net Assets at Fair Value
Assets acquired:
Cash and due from banks and interest-bearing deposits with banks	$2,215
Investment and other securities	9,369
Loans held for sale	267
Net loans and leases	36,127
Core deposit and other intangible assets	884
Other assets	3,313
Total assets acquired	52,175
Liabilities and equity assumed:
Deposits	44,153
Short-term borrowings	1,253
Long-term debt	945
Other liabilities	971
Total liabilities assumed	47,322
Preliminary fair value of net assets acquired	4,853
Preliminary goodwill	3,482
Preliminary purchase price consideration	$8,335
Note 4. Pro Forma Adjustments to the Unaudited Condensed Combined Balance Sheets
The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined balance sheet as of December 31, 2025. All adjustments are based on preliminary assumptions and valuations, which are subject to change as further analysis is performed and additional information becomes available.
All taxable adjustments were calculated using a blended 23.4% statutory tax rate, to arrive at deferred tax asset or liability adjustments. The total effective tax rate of the combined company following the merger could be significantly different depending on the post-acquisition geographical mix of income and other factors. Because the tax rate used for the unaudited pro forma condensed combined financial information is an estimate, the actual rate in periods following the completion of the merger could differ by a material amount.
A.Adjustment to cash and cash equivalents to recognize estimated costs directly attributable to the merger, including legal and advisory fees and change in control costs associated with the transaction.
B.Write-down of equity investment to estimated fair value.

C.Adjustment to loans and leases to reflect estimated fair value adjustments, which include lifetime credit loss expectations for loans and leases, current interest rates, and liquidity. The adjustment includes the following:

(dollars in millions)	December 31, 2025
Estimate of lifetime credit losses on acquired loans and leases	$(567)
Estimate of fair value related to current interest rates and liquidity	(581)
Reversal of Cadence net discounts on previously acquired loans and deferred origination costs and fees on loans	29
Net fair value pro forma adjustments	(1,119)
Gross up of loans and leases for credit mark (1)	567
Cumulative pro forma adjustments to loans and leases	$(552)
(1) Reflects Huntington’s adoption of Accounting Standards Update 2025-08 as of October 1, 2025, whereby non-PCD loans acquired in a business combination are deemed purchased seasoned loans with an allowance for credit loss established for the initial estimate of expected credit losses as of the acquisition date and recorded through a gross-up adjustment to the loans’ amortized cost basis similar to the accounting treatment for purchased credit deteriorated (“PCD”) loans and leases.
D.Adjustment to the allowance for loan and lease losses includes the following:

(dollars in millions)	December 31, 2025
Reversal of historical Cadence allowance for loan and lease losses	$495
Estimate of lifetime credit losses for PCD loans and leases	(322)
Estimate of lifetime credit losses for non-PCD loans and leases	(245)
Net change in allowance for loan and lease losses	$(72)
E.Adjustment to property and equipment to reflect the estimated fair value of acquired premises and equipment.
F.Eliminate historical Cadence goodwill of $1.5 billion at the closing date and record estimated goodwill associated with the merger of $3.5 billion.
G.Eliminate historical Cadence core deposit and other intangible assets of $142 million and record an estimated core deposit intangible asset of $855 million related to the merger. Also includes a $29 million adjustment to reflect Cadence mortgage servicing rights asset at estimated fair value.
H.Adjustment to deferred taxes associated with the estimated pro forma transaction accounting adjustments. Also includes a $19 million adjustment to recognize leases at estimated fair value and $12 million of write-downs of other Cadence assets.
I.Adjustment to deposits to reflect the estimated fair value of interest-bearing time deposits.
J.Adjustments to short-term borrowings and long-term debt to reflect the estimated fair value of Cadence short-term and long-term FHLB advances outstanding.
K.Adjustments to other liabilities to record $11 million allowance for unfunded commitments and recognize other reserves and liabilities at estimated fair value.

L.Adjustments to shareholders’ equity consisting of the following:

(dollars in millions)	Preferred Stock	Common Stock	Capital Surplus	Accumulated Other Comprehensive Income (Loss)	Retained Earnings
Elimination of Cadence historical equity balances	$(167)	$(466)	$(2,815)	$428	$(3,224)
Issuance of shares of Huntington common stock and conversion of equity awards		4	8,181
Issuance of shares of Huntington preferred stock	150
Merger-related transaction fees and expenses, net of tax					(79)
Net equity-related pro forma transaction accounting adjustments	$(17)	$(462)	$5,366	$428	$(3,303)
Note 5. Pro Forma Adjustments to the Unaudited Condensed Combined Income Statements
The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined income statements for the year ended December 31, 2025 to give effect as if the merger had been completed on January 1, 2025. All adjustments are based on preliminary assumptions and valuations, which are subject to change as further analysis is performed and additional information becomes available.
A.    Net adjustments to interest income of $102 million for the year ended December 31, 2025 to eliminate Cadence accretion of discounts on previously acquired loans and leases and recognize the estimated accretion of the net discount on acquired loans and leases. Pro forma accretion is being recognized over a weighted average period of approximately 5 years for commercial loans and 8 years for consumer loans.
B.    Net adjustment to reduce interest expense on deposits of $14 million for the year ended December 31, 2025 to eliminate Cadence amortization of the deposit discount and recognize the estimated amortization of the deposit premium on acquired interest-bearing deposits. Pro forma amortization is based on use of straight-line methodology over an estimated life of one year.
C.    Net adjustment to reduce interest expense on borrowings for the year ended December 31, 2025 associated with recognizing the estimated amortization of the premium on acquired borrowings. Pro forma amortization is based on use of straight-line methodology over an estimated life of one year.
D.    Adjustment to reflect estimated transaction costs of $103 million directly attributable to the merger, including change in control costs included in personnel costs and legal and advisory fees included in professional services.
E.    Adjustment to occupancy expense of $3 million for the year ended December 31, 2025 to reflect an increase of depreciation expense associated with recognizing acquired property at estimated fair value and using straight-line methodology over an average life of the depreciable assets of approximately 30 years.

F.    Net adjustments to intangible amortization of $132 million for the year ended December 31, 2025 to eliminate Cadence historical amortization on core deposit and other intangible assets and record estimated amortization of acquired core deposit intangible assets related to the merger. Core deposit intangibles will be amortized using the sum-of-the-years-digits method over 10 years.

	Estimated Fair Value	Estimated Useful Life (years)	Amortization Expense
			Year ended
(dollars in millions)			December 31, 2025
Core deposit intangible	$855	10	$155
Cadence historical amortization expense			(23)
Pro forma net adjustment to amortization expense			$132

Estimated amortization for the next five years:
2026	$140
2027	124
2028	109
2029	93
2030	78
G.    Adjustment to income tax expense to record the income tax effects of pro forma adjustments at the estimated combined statutory federal and state rate at 23.4%. The total effective tax rate of the combined company following the merger could be significantly different depending on the post-acquisition geographical mix of income and other factors. Because the tax rate used for the unaudited pro forma condensed combined financial information is an estimate, the actual rate in periods following the completion of the merger could differ by a material amount.
H.    Adjustments to weighted-average shares of Huntington common stock outstanding to eliminate weighted-average shares of Cadence common stock outstanding and record shares of Huntington common stock outstanding, calculated using an exchange ratio of 2.475 per share for all shares.